ICO, Inc. Initiating Exploratory Search for New CEO
    HOUSTON, TEXAS, March 4, 2009 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that its Board of Directors, in keeping with the Company’s long-term strategy, has initiated an exploratory search for a new Chief Executive Officer.  The Company’s current Chief Executive Officer and President, A. John Knapp, Jr., will continue to serve in his current position during the search process and thereafter continue to serve on the Board as a director in the newly created position of Vice Chairman.

    “When the Board asked me to serve as CEO in 2005, the vision was simple:  focus on restoring a culture of teamwork and performance,” said Mr. Knapp.  “That task has largely been accomplished.  It is now our opinion that the strategy and vision within our industry should be the focus.  While I would greatly prefer a transition to new leadership in a period of stable markets, I understand that today’s turmoil presents ICO with unprecedented strategic opportunities.  Further, the availability of talented leadership has never been greater.  Following this transition, I will remain with ICO as a significant shareholder and Vice Chairman of the Board.”

    “John Knapp has done an excellent job as CEO,” said Gregory T. Barmore, Chairman of the Company’s Board of Directors.  “Under John’s leadership the Company’s financial and strategic position have improved dramatically.  Over the fiscal 2006-2008 three-year period, ICO’s annual revenues increased by 51%, and ICO’s net income applicable to common stock increased by 557%.  During John’s tenure as CEO, ICO has also returned $33 million to shareholders through the redemption of preferred stock, common share repurchases, and preferred share dividends.  John has agreed to remain a director and accept the position of Vice Chairman of the Board.  This will give us the best of both worlds: John’s continuing contributions to ICO and a new CEO, with industry background, who can take the Company to the next level.”

    A committee of the Board’s independent directors, in consultation with Mr. Knapp, will lead the process of assessing potential candidates.  The search may encompass both internal and external candidates, and the Board has retained Spencer Stuart, a leading international executive search firm, to assist with the process.

    Mr. Knapp, who has over 20 years experience in the real estate investment and development industry, joined ICO’s Board of Directors in 2001 as an independent director.  Mr. Knapp was asked by ICO’s Board to serve as CEO and President and appointed in September 2005, following the resignation of the Company’s previous CEO and President.  Mr. Knapp said, “I am pleased that under my leadership there have been major improvements in ICO’s operations, management and employee focus, cost structure, and financial results.  ICO’s next

CEO will have a strong platform upon which to take ICO to the next level, and I look forward to continuing to lead the Company during an orderly search and transition period.”

About ICO, Inc.

    With 20 locations in 9 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Bradley T. Leuschner at 713-351-4100.

      Certain matters discussed in this press release are “forward-looking statements,” involving certain risks, uncertainties, and assumptions, intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  The Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements.  The forward-looking statements include, but are not limited to: restrictions imposed by the Company’s outstanding indebtedness; changes in the cost and availability of resins (polymers) and other raw materials; demand for the Company's services and products; business cycles and other industry conditions; international risks; operational risks; currency translation risks; the Company’s lack of asset diversification; the Company’s ability to manage inventories, develop technology and proprietary know-how, and attract and retain key personnel; as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2008 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.  Any forward-looking statements are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any such forward-looking statements to reflect subsequent events or circumstances.